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                                                                     EXHIBIT 4.7





                             STOCK OPTION AGREEMENT
                     UNDER 1996 DIRECTOR STOCK OPTION PLAN
                      FOR PHOENIX INTERNATIONAL LTD., INC.



                          DATED:  ___________________
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                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
1.  Incorporation of Plan ................................................. 1

2.  Grant of Option ....................................................... 1

3.  Exercise Price  ....................................................... 1

4.  Exercise Terms  ....................................................... 1

5.  Restrictions on Transferability ....................................... 1

6.  Notice of Exercise of Option  ......................................... 2

7.  Adjustment in Option  ................................................. 3

8.  Termination of Option Period  ......................................... 3

9.  Date of Grant ......................................................... 3

10. Compliance with Regulatory Matters  ................................... 3

11. Miscellaneous ......................................................... 3

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                             STOCK OPTION AGREEMENT
                     UNDER 1996 DIRECTOR STOCK OPTION PLAN
                      FOR PHOENIX INTERNATIONAL LTD., INC.


         THIS STOCK OPTION AGREEMENT (this "Agreement"), entered into as of this _____ day of ________________________, by and between Phoenix
International Ltd., Inc., a Florida corporation (the "Company"), and _________________ (the "Optionee").

         WHEREAS, on ________________________, the Board of Directors of the Company adopted a stock option plan known as the "Phoenix International Ltd., Inc. 1996 Director Stock Option Plan" (the "Plan"), and on ____________________, the shareholders approved the Plan; and

         WHEREAS, the Company has granted the Optionee a stock option to purchase the number of shares of the Company's common stock as set forth below; and

         WHEREAS, the Company and the Optionee desire to enter into a written agreement with respect to such option in accordance with the Plan.

         NOW, THEREFORE, as an incentive to retain, as directors of the Company, persons of training, experience and ability, to encourage the sense of proprietorship of such persons and to stimulate the active interests of such persons in the development and financial success of the Company, and also in consideration of the mutual covenants contained herein, the parties hereto agree as follows.

         1. Incorporation of Plan. This option is granted pursuant to the provisions of the Plan, and the terms and definitions of the Plan are incorporated herein by reference and made a part hereof. A copy of the Plan has been delivered to the Optionee, and the Optionee acknowledges receipt of the Plan. In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern.

         2. Grant of Option. Subject to the terms of this Agreement, the Company hereby evidences its grant to the Optionee of the right and option (the
"Option") to purchase                        (      ) shares of the Company's
Common Stock, par value $0.01 per share (the "Stock"), pursuant to the Plan. The Option is a Nonqualified Stock Option.

         3. Exercise Price. The price per share to be paid by the Optionee for the shares subject to this Option (the "Exercise Price") shall be $_________ per share.

         4. Exercise Terms. The Option may not be exercised prior to the date it is vested, and the Option shall vest immediately on the Date of Grant. After the six-month anniversary of the Date of Grant, the Option may be exercised at any time and from time to time during the term of the Option, in whole or in part.
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         5.      Restrictions on Transferability.  No Option shall be
transferable by an Optionee except to members of the Optionee's immediate family or by will or the laws of descent and distribution, and no Option shall be transferrable by an Optionee in violation of Section 16 of the Exchange Act. Options may be exercised: (i) during the Optionee's lifetime, solely by Optionee; (ii) if the Option has been assigned pursuant to Section 10 of the Plan, by the successor Optionee; or (iii) after Optionee's death, by the personal representative of the Optionee's estate or the person or persons entitled thereto under his will or under the laws of descent and distribution.

         6. Notice of Exercise of Option. This Option may be exercised by the Optionee, or by the Optionee's administrators, executors or personal representatives, by a written notice (in substantially the form of the Notice of Exercise attached hereto as Schedule A) signed by the Optionee, or by such administrators, executors or personal representatives. The Optionee, or such administrator, executor or personal representative, shall deliver or mail the notice to the Company as specified in Section 11 hereof to the attention of the Chief Executive Officer or the President or such other officer as the Company may designate. Any such notice shall:

         (a) specify the number of shares of Stock which the Optionee or the Optionee's administrators, executors or personal representatives, as the case may be, then elects to purchase hereunder;

         (b) contain such information as may be reasonably required pursuant to Section 10 hereof; and

         (c) be accompanied by: (i) a certified or cashier's check payable to the Company in payment of the total Exercise Price applicable to such shares as provided herein; (ii) shares of Stock owned by the Optionee and duly endorsed or accompanied by stock transfer powers having a Fair Market Value equal to the total Exercise Price applicable to such shares purchased hereunder; or (iii) a certified or cashier's check accompanied by the number of shares of Stock whose Fair Market Value when added to the amount of the check equals the total Exercise Price applicable to such shares purchased hereunder; provided, however, that if the Optionee acquired such stock to be surrendered directly or indirectly from the Company, he shall have owned such stock for six months prior to using such stock to exercise an Option; provided, further, however, that such exercise transaction shall not result in a violation of Section 16 of the Exchange Act.
         For purposes of determining the amount, if any, of the exercise price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the exercise price shall be appropriately endorsed for transfer and assignment to the Company.

Upon receipt of any such notice and accompanying payment, and subject to the terms hereof, the Company agrees to issue to the Optionee or the Optionee's administrators, executors or personal representatives, as the case may be, stock certificates for the number of shares specified in such notice registered in the name of the person exercising this Option.





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         7.      Adjustment in Option.  The number of Shares subject to this
Option, the Exercise Price and other matters are subject to adjustment during the term of this Option in accordance with Section 11 of the Plan.

         8. Termination of Option Period. The unexercised portion of an Option shall automatically and without notice terminate and become null and void and be forfeited upon the earliest to occur of the following:

                 (i) if the Optionee's position as a Director of the Company terminates, other than by reason of such Optionee's death or disability, 180 days after the date that the Optionee's position as a Director of the Company terminates;

                 (ii)             one year after the death of Optionee;

                 (iii) one year after the date on which the Optionee's position as Director is terminated by reason of a mental or physical disability determined by a medical doctor satisfactory to the Company; or

                 (iv) five years after the Date of Grant of such Option.

         9. Date of Grant. This Option was granted by the Board of Directors of the Company on the date hereof (the "Date of Grant").

         10. Compliance with Regulatory Matters. The Optionee acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law. The Optionee hereby agrees that the Company shall not be obligated to issue any shares of Stock upon exercise of this Option that would cause the Company to violate any law or rule, regulation, order or consent decree of any regulatory authority (including without limitation the Securities and Exchange Commission) having jurisdiction over the affairs of the Company. The Optionee agrees that he or she will provide the Company with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Stock complies with the provisions described by this Section 10.

         11.     Miscellaneous.

                 (a) This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

                 (b) This Agreement is executed and delivered in, and shall be governed by the laws of, the State of Florida.

                 (c) Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United





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States mail, registered, return receipt requested and postage prepaid.  Such requests, notices, elections or exercises shall be addressed, if to the Optionee, at the address set forth below and, if to the Company, to the executive offices of the Company at 900 Winderley Place, Suite 140, Maitland, Florida 32751.

                 (d) This Agreement may not be modified except in writing executed by each of the parties hereto.

         IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Stock Option Agreement to be executed on behalf of the Company and the Company's seal to be affixed hereto and attested by the Secretary or an Assistant Secretary of the Company, and the Optionee has executed this Stock Option Agreement under seal, all as of the day and year first above written.

                                    COMPANY:

                                    PHOENIX INTERNATIONAL LTD., INC.
Attest:


                                    By:
----------------------------             ---------------------------------------
         Secretary                       Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

          [SEAL]




                                    OPTIONEE:


                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Address:
                                                --------------------------------

                                        ----------------------------------------



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                                   SCHEDULE A
                                       TO
                             STOCK OPTION AGREEMENT
                                    BETWEEN
                       PHOENIX INTERNATIONAL LTD., INC.
                                      AND
                               [NAME OF OPTIONEE]
                             Dated ________________

                               NOTICE OF EXERCISE


                 The undersigned hereby notifies Phoenix International Ltd., Inc. (the "Company") of this election to exercise the undersigned's stock option to purchase ________________ shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), pursuant to the Stock Option Agreement (the "Agreement") between the undersigned and the Company dated ________________. Accompanying this Notice is:

                 (i) a certified or a cashier's check in the amount of $________________ payable to the Company, and/or

                 (ii) _______________ shares of the Common Stock presently owned by the undersigned and duly endorsed or accompanied by stock transfer powers having an aggregate Fair Market Value (as defined in the Plan) as of the date hereof of $__________________.

Such amounts being equal, in the aggregate, to the Exercise Price multiplied by the number of shares being purchased hereby (in each instance subject to appropriate adjustment pursuant to Section 7 of the Agreement).

                 IN WITNESS WHEREOF, the undersigned has set his hand and seal, this ________ day of ________________, ______.

                                    OPTIONEE [OR OPTIONEE'S
                                    ADMINISTRATOR,
                                    EXECUTOR OR PERSONAL
                                    REPRESENTATIVE]



                                    --------------------------------------------
                                    Name:
                                    Position (if other than Optionee):